                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                                   INDIVIDUAL, INC.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      004559211
--------------------------------------------------------------------------------
                                    (CUSIP Number)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                            (CONTINUED ON FOLLOWING PAGES)

                                  Page 1 of 17 Pages
                          Exhibit Index Contained on Page 14

CUSIP NO. 004559211                   13G                    Page 2 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kleiner Perkins Caufield & Byers VI, L.P., a California Limited Partnership ("KPCB VI")
           94-3157816

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / / (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

                   5   SOLE VOTING POWER
     NUMBER OF                                                           - 0 -
      SHARES
   BENEFICIALLY    6   SHARED VOTING POWER
     OWNED BY                                                            - 0 -
       EACH
     REPORTING     7   SOLE DISPOSITIVE POWER
      PERSON                                                             - 0 -
       WITH
                   8   SHARED DISPOSITIVE POWER
                                                                         - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
                                                                           / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          - 0 -

12   TYPE OF REPORTING PERSON*
                                                                            PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 004559211                   13G                    Page 3 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates") 94-3158010

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / / (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

                   5   SOLE VOTING POWER
     NUMBER OF                                                           - 0 -
      SHARES
   BENEFICIALLY    6   SHARED VOTING POWER
     OWNED BY                                                            - 0 -
       EACH
     REPORTING     7   SOLE DISPOSITIVE POWER
      PERSON                                                             - 0 -
       WITH
                   8   SHARED DISPOSITIVE POWER
                                                                         - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
                                                                           / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -

12   TYPE OF REPORTING PERSON*
                                                                           PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 004559211                   13G                    Page 4 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brook H. Byers

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / / (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                   5   SOLE VOTING POWER
     NUMBER OF                                                           - 0 -
      SHARES
   BENEFICIALLY    6   SHARED VOTING POWER
     OWNED BY                                                            - 0 -
       EACH
     REPORTING     7   SOLE DISPOSITIVE POWER
      PERSON                                                             - 0 -
       WITH
                   8   SHARED DISPOSITIVE POWER
                                                                         - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
                                                                            / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -

12   TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 004559211                   13G                   Page 5 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vinod Khosla

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / / (b) / /

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                   5   SOLE VOTING POWER
     NUMBER OF                                                           - 0 -
      SHARES
   BENEFICIALLY    6   SHARED VOTING POWER
     OWNED BY                                                            - 0 -
       EACH
     REPORTING     7   SOLE DISPOSITIVE POWER
      PERSON                                                             - 0 -
       WITH
                   8   SHARED DISPOSITIVE POWER
                                                                         - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
                                                                           / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -

12   TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 004559211                   13G                     Page 6 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E. Floyd Kvamme

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / / (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                   5   SOLE VOTING POWER
     NUMBER OF                                                           4,393
      SHARES
   BENEFICIALLY    6   SHARED VOTING POWER
     OWNED BY                                                            - 0 -
       EACH
     REPORTING     7   SOLE DISPOSITIVE POWER
      PERSON                                                             4,393
       WITH
                   8   SHARED DISPOSITIVE POWER
                                                                         - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         4,393

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
                                                                           / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          .03%

12   TYPE OF REPORTING PERSON*
                                                                            IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 004559211                   13G                     Page 7 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           L. John Doerr

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / / (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER                                11,175
     NUMBER OF
      SHARES        6   SHARED VOTING POWER
   BENEFICIALLY         1,373 shares held directly by L.J. Doerr and A. Doerr
   OWNED BY EACH        Trustees, Vallejo Trust.  Mr. Doerr disclaims
     REPORTING          beneficial ownership in these shares.
      PERSON
       WITH         7   SOLE DISPOSITIVE POWER                           11,175

                    8   SHARED DISPOSITIVE POWER
                        1,373 shares held directly by L.J. Doerr and A. Doerr Trustees, Vallejo Trust. Mr. Doerr disclaims beneficial ownership in these shares.

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         12,548

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                               / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            .1%

12   TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 004559211                   13G                     Page 8 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Joseph S. Lacob

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / / (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                   5   SOLE VOTING POWER
     NUMBER OF                                                           6,514
      SHARES
   BENEFICIALLY    6   SHARED VOTING POWER
     OWNED BY                                                            - 0 -
       EACH
     REPORTING     7   SOLE DISPOSITIVE POWER
      PERSON                                                             6,514
       WITH
                   8   SHARED DISPOSITIVE POWER
                                                                         - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         6,514

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          .04%

12   TYPE OF REPORTING PERSON*
                                                                            IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 004559211                   13G                     Page 9 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bernard Lacroute

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / / (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                   5   SOLE VOTING POWER
     NUMBER OF                                                           6,020
      SHARES
   BENEFICIALLY    6   SHARED VOTING POWER
     OWNED BY                                                            - 0 -
       EACH
     REPORTING     7   SOLE DISPOSITIVE POWER
      PERSON                                                             6,020
       WITH
                   8   SHARED DISPOSITIVE POWER
                                                                         - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         6,020

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
                                                                           / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          .04%

12   TYPE OF REPORTING PERSON*
                                                                           IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 004559211                   13G                   Page 10 of 17 Pages

1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James P. Lally

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / / (b) /X/

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                   5   SOLE VOTING POWER
     NUMBER OF                                                           7,973
      SHARES
   BENEFICIALLY    6   SHARED VOTING POWER
     OWNED BY                                                            - 0 -
       EACH
     REPORTING     7   SOLE DISPOSITIVE POWER
      PERSON                                                             7,973
       WITH
                   8   SHARED DISPOSITIVE POWER
                                                                         - 0 -

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         7,973

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
                                                                          / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         .05%

12   TYPE OF REPORTING PERSON*
                                                                           IN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).     NAME OF ISSUER.

               Individual, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

               8 New England Executive Park West
               Burlington, MA 01803

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

               This statement is being filed by KPCB VI Associates, L.P., a California limited partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

               KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI").

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

               Common Stock
               CUSIP # 004559211

ITEM 3.        NOT APPLICABLE.

ITEM 4.        OWNERSHIP.

               Please see Item 5.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Individual, Inc.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable - see Item 5.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                                      SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998

                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By: /s/ Brook H. Byers
                                  ------------------------------------
                                  A General Partner


                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH S. LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY


                              By: /s/ Michael S. Curry
                                  ------------------------------------
                                  Michael S. Curry
                                  Attorney-in-Fact


                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                              By: /s/ Brook H. Byers
                                  ------------------------------------
                                  A General Partner

                                                                   Page 14 of 17
                                    EXHIBIT INDEX


                                                                   Found on
                                                                  Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                                 15

Exhibit B:  List of General Partners of KPCB VI Associates            16

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the shares of Common Stock of Individual, Inc. previously held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership and such other holdings as are reported thereon.

Date:  February 10, 1998
                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By: /s/ Brook H. Byers
                                  ------------------------------------
                                  A General Partner

                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY

                              By: /s/ Michael S. Curry
                                  ------------------------------------
                                  Michael S. Curry
                                  Attorney-in-Fact

                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                              By: /s/ Brook H. Byers
                                  ------------------------------------
                                  A General Partner

                                      EXHIBIT B

                                 General Partners of
                 KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

          Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.   (a)    Brook H. Byers
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

2.   (a)    Vinod Khosla
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

3.   (a)    E. Floyd Kvamme
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

4.   (a)    L. John Doerr
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

5.   (a)    Joseph Lacob
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

6.   (a)    Bernard Lacroute
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

7.   (a)    James P. Lally
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen